Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CTI Group (Holdings) Inc. of our report dated March 30, 2015 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of CTI Group (Holdings) Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Indianapolis, IN

August 14, 2015